Exhibit 10.1
Execution Version

U.S. $850,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 11, 2007
Among
COVENTRY HEALTH CARE, INC.
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
CITIBANK, N.A.
as Administrative Agent
and
JPMORGAN CHASE BANK, N.A.
as Syndication Agent
and
DEUTSCHE BANK SECURITIES INC.,
LEHMAN BROTHERS COMMERCIAL BANK
and
THE ROYAL BANK OF SCOTLAND PLC
as Co-Documentation Agents

CITIGROUP GLOBAL MARKETS INC.
and
J.P. MORGAN SECURITIES INC.
as Joint Lead Arrangers
and Joint Bookrunners

 i

 ii

Schedules
Schedule I — List of Applicable Lending Offices
Schedule 2.01(b) – Existing Letters of Credit
Schedule 4.01(c) — Required Authorizations and Approvals
Schedule 4.01(f) — Disclosed Litigation
Schedule 4.01(j) — Subsidiaries
Schedule 5.02(a) — Existing Liens
Schedule 5.02(d) — Existing Debt
Exhibits

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Opinion of General Counsel for the Borrower
Exhibit D-2	-	Form of Opinion of Bass, Berry & Sims PLC
 iii

AMENDED AND RESTATED CREDIT AGREEMENT
     AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 11, 2007 (this “Agreement”) among COVENTRY HEALTH CARE, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto and their successors and permitted assigns, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined).
     The Borrower, certain lenders and the Agent are parties to the Credit Agreement dated as of June 30, 2005 (the “Prior Facility”). Subject to the terms and conditions hereof, the parties wish to amend and restate the Prior Facility.
     Accordingly, the parties hereto agree that, effective as of the Effective Date, the Prior Facility shall be amended and restated in its entirety to read as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications.
     “Anniversary Date” has the meaning specified in Section 2.19(a).
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable Margin
S&P/Moody’s/Fitch	for Eurodollar Rate Advances
Level 1 BBB+/Baa1/BBB+ or above	0.350%

Level 2 BBB/Baa2/BBB	0.400%

Level 3 BBB-/Baa3/BBB-	0.550%

Level 4 BB+/ Ba1/BB+	0.750%

Level 5 Lower than Level 4	1.000%
     “Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating	Applicable
S&P/Moody’s/Fitch	Percentage
Level 1 BBB+/Baa1/BBB+ or above	0.080%

Level 2 BBB/ Baa2/BBB	0.100%

Level 3 BBB-/ Baa3/BBB-	0.125%

Level 4 BB+/ Ba1/BB+	0.150%

Level 5 Lower than Level 4	0.200%
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Assuming Lender” has the meaning specified in Section 2.18(d).
     “Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).
     “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

     “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:
     (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate; and
     (b) 1/2 of one percent per annum above the Federal Funds Rate.
     “Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).
     “Borrower Information” has the meaning specified in Section 8.08.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, to the extent such obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
     “Commitment Date” has the meaning specified in Section 2.18(b).
     “Commitment Increase” has the meaning specified in Section 2.18(a).
     “Consent Date” has the meaning specified in Section 2.19(a).
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Advances), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) non-cash stock-based compensation expense and (f) any extraordinary or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on sales of assets outside of the ordinary course of business) and (ii) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) with respect to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or results in a Person becoming a Subsidiary of the Borrower and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, lease, transfer or other disposition of property or series of related sales, leases, transfers or other dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000.
     “Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or other distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under this Agreement or the Notes) or (other than in the case of any such Subsidiary that is an HMO Subsidiary or an Insurance Subsidiary) requirement of law applicable to such Subsidiary.
     “Consolidated Net Worth” means, at any date, the consolidated shareholders’ equity of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date.
     “Consolidated Total Debt” means, at any date, the aggregate principal amount of all Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

     “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred capital stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 6.01(d) only, all obligations of such Person in respect of Hedge Agreements. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Disclosed Litigation” has the meaning specified in Section 4.01(f).
     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Effective Date” has the meaning specified in Section 3.01.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and each Issuing Bank (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Screen (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR01 Screen (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).
     “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.
     “Events of Default” has the meaning specified in Section 6.01.
     “Extending Commitments” has the meaning specified in Section 2.19(b).
     “Extending Lender” has the meaning specified in Section 2.19(a).
     “Facility” means the Revolving Credit Facility or the Letter of Credit Facility.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     “Fitch” means Fitch Investor’s Service, Inc.

     “GAAP” has the meaning specified in Section 1.03.
     “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “HIPAA” collectively, the Health Insurance Portability and Accountability Act of 1996, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of HIPAA shall be construed also to refer to any successor sections.
     “HMO” any Person licensed as a health maintenance organization or similar organization by a Governmental Authority having jurisdiction over such Person.
     “HMO Regulations” all requirements of law applicable to any HMO Subsidiary (other than provisions of the organizational or governing documents of such HMO Subsidiary)

under federal or state law and any regulations, orders and directives promulgated or issued pursuant to the foregoing, including regulations regarding total statutory capital levels.
     “HMO Regulator” any governmental authority charged with administration, oversight or enforcement of an HMO Regulation, whether primarily, secondarily or jointly.
     “HMO Subsidiary” means any Subsidiary of the Borrower that is an HMO.
     “Increase Date” has the meaning specified in Section 2.18(a).
     “Increasing and Extending Lender” has the meaning specified in Section 2.19(a).
     “Increasing Lender” has the meaning specified in Section 2.18(b).
     “Indemnified Taxes” means Taxes that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, the Loan Documents.
     “Indentures” means (a) the Indenture, dated as of January 28, 2005, between the Borrower and U.S. Bank National Association, successor to Wachovia Bank, National Association, as trustee, in connection with the issuance of the Borrower’s 5 7/8% senior notes due 2012, (b) the Indenture, dated as of January 28, 2005, between the Borrower and U.S. Bank National Association, successor to Wachovia Bank, National Association, as trustee, in connection with the issuance of the Borrower’s 6 1/8% senior notes due 2015, and (c) the Indenture, dated as of March 20, 2007, between the Borrower and The Bank of New York, as trustee, in connection with the issuance of the Borrower’s 5.95% senior notes due 2017.
     “Information Memorandum” means the information memorandum dated June 15, 2007 used by the Agent in connection with the syndication of the Commitments.
     “Initial Lenders” means the initial Lenders named herein.
     “Insurance Regulations” all requirements of law applicable to any Insurance Subsidiary (other than provisions of the organizational or governing documents of such Insurance Subsidiary) under federal or state law and any regulations, orders and directives promulgated or issued pursuant to the foregoing, including regulations regarding total statutory capital levels.
     “Insurance Regulator” any governmental authority charged with the administration, oversight or enforcement of an Insurance Regulation, whether primarily, secondarily or jointly.
     “Insurance Subsidiary” means any Subsidiary of the Borrower that is doing business or is licensed under Insurance Regulations to offer and sell indemnity health and life insurance (or required to so qualify or to be so licensed).
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of a Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any scheduled principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;
     (c) the Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender has notified the Agent of such Lender’s approval of such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of such Interest Period shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing or notice of Conversion as the desired alternative to an Interest Period of nine or twelve months;
     (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Issuing Bank” means an Initial Issuing Bank or any Lender designated as an “Issuing Bank” hereunder by written notice to such effect to the Agent by the Borrower and such

Lender so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), and their respective successors as Issuing Banks hereunder.
     “L/C Cash Collateral Account” means an interest-bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
     “L/C Related Documents” has the meaning specified in Section 2.06(b)(i).
     “Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18, each New Lender that shall become a party hereto pursuant to Section 2.19, and each Person that shall become a party hereto pursuant to Section 8.07.
     “Letter of Credit Agreement” has the meaning specified in Section 2.03(a).
     “Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and their specified Subsidiaries in (a) the amount set forth opposite such Issuing Bank’s name on Schedule I hereto or (b) in the notice designating such Issuing Bank as an Issuing Bank hereunder, in each case as such amount may be reduced prior to such time pursuant to Section 2.05 and from time to time by the Available Amount of any outstanding Letter of Credit issued by any other Issuing Bank.
     “Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $100,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.
     “Letters of Credit” has the meaning specified in Section 2.01(b).
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any encumbrance on title to real property that secures debt.
     “Loan Documents” means, collectively, this Agreement, the Notes and each certificate, agreement or document executed by the Borrower and delivered to the Agent or any Lender in connection with the foregoing.
     “Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

     “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the rights and remedies of the Agent or the Lenders under the Loan Documents.
     “Material HMO Subsidiary” means any HMO Subsidiary that is also a Material Subsidiary.
     “Material Insurance Subsidiary” means any Insurance Subsidiary that is also a Material Subsidiary.
     “Material Subsidiary” means, at any date, a Subsidiary of the Borrower having (a) assets in an amount equal to at least 5% of the amount of total Consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which financial statements of the Borrower have been furnished pursuant to Section 5.01(i) or (b) revenues in an amount equal to at least 5% of the amount of total Consolidated revenues of the Borrower and its Subsidiaries for the twelve-month period ending on such date.
     “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by said Title XIX, (b) all applicable provisions of all federal rules promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all governmental authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “New Lenders” means, for purposes of Section 2.19, an Assignee, approved by the Agent (which approval shall not be unreasonably withheld), that the Borrower has requested to become a Lender hereunder pursuant to Section 2.19(c).

     “New Termination Date” has the meaning specified in Section 2.19(a).
     “Non-Extending Lender” has the meaning specified in Section 2.19(a).
     “Note” means a promissory note of the Borrower payable to the order of a Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.
     “Notice of Borrowing” has the meaning specified in Section 2.02(a).
     “Notice of Issuance” has the meaning specified in Section 2.03(a).
     “OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Proposed Additional Commitment” has the meaning specified in Section 2.19(a).
     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by S&P, Moody’s or Fitch, as the case may be, for any class of non-credit-enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency (but not lower than the rating, if any, assigned to the Facilities by such agency). For purposes of the foregoing, (a) if only one of S&P, Moody’s and Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P, Moody’s and Fitch shall each fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the middle rating; (d) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels and two of such ratings fall within the same level (the “majority level”), the Applicable Margin and Applicable Percentage shall be based on the majority level; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference herein to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.
     “Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time and the denominator of which is the aggregate Revolving Credit Commitments at such time and (b) such amount.
     “Reference Banks” means Citibank and JPMorgan Chase Bank, N.A.
     “Register” has the meaning specified in Section 8.07(d).
     “Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time. For purposes of this definition, the Available Amount of each Letter of Credit shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.
     “Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer or Vice President, Business Development of the Borrower, but in any event, with respect to financial matters, the Chief Financial Officer or Vice President, Business Development of the Borrower.
     “Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth as such Lender’s “Revolving Credit Commitment” in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth as such Lender’s “Revolving Credit Commitment” in the Register maintained by the Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.05. The aggregate amount of the Revolving Credit Commitments on the Effective Date is $850,000,000.
     “Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
     “S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise qualified, all references in this Agreement to a “Subsidiary” or “Subsidiaries” shall refer to a Subsidiary of the Borrower.
     “Termination Date” means, for any Lender, the earlier of (a) July 11, 2012, subject to extension as provided in Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01.
     “Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
     “Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such

Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
     SECTION 2.01. The Advances and Letters of Credit. (a) Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed at any time such Lender’s Unused Revolving Credit Commitment. Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).
     (b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (each, a “Letter of Credit”) for the account of the Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the aggregate Unused Revolving Credit Commitments of the Lenders at such time. Each Letter of Credit shall be for an amount of $50,000 or more. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of (x) the date that is one year after the date of issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place or (y) five Business Days prior to the Termination Date. Within the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Advances resulting from drawings thereunder pursuant to Section 2.03(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender or each Affiliate of a Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.
     SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 10:00 A.M. (New York

City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give each Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing or by telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.02.
          (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than seven separate Borrowings.
          (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
          (d) Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

          (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent prompt notice thereof by telecopier. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing or by telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than the earlier of the Termination Date or one year after the date of issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension from taking place, and each Issuing Bank hereby agrees to exercise such right to the extent necessary to prevent any such Letter of Credit from being outstanding after the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.
          (b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the aggregate amount available to be drawn under such Letter of Credit. The Borrower hereby agrees to each such participation. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such

Lender’s Revolving Credit Commitment is amended pursuant to the operation of Section 2.18, by an assignment in accordance with Section 8.07 or otherwise pursuant to this Agreement.
          (c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) to the Borrower and the Agent of each drawing under any Letter of Credit issued by it. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of such outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
          (d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by it during the preceding month and drawings during such month under all Letters of Credit and (ii) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by it.
          (e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.
          SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the average daily amount of such Lender’s Unused Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the

Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2007, and on the Termination Date.
          (b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2007, and on the Termination Date, and after the Termination Date payable upon demand; provided that the Applicable Margin shall increase by 2% upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).
     (ii) The Borrower shall pay to each Issuing Bank for its own account such reasonable and customary fronting, issuance, presentation, amendment and other processing fees as may from time to time be agreed in writing between the Borrower and such Issuing Bank.
          (c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as have been agreed between the Borrower and the Agent.
          SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments, provided that each partial reduction of a Facility (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) with respect to the Revolving Credit Facility, shall be made ratably among the Lenders in accordance with their Commitments.
          SECTION 2.06. Repayment. (a) Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.
          (b) Letter of Credit Reimbursements. The obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):
     (i) any lack of validity or enforceability of this Agreement, any Letter of Credit, any Letter of Credit Agreement or any other agreement or instrument, in each case, relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

     (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
     (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
     (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
     (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents; or
     (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
          SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above, as applicable, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the maturity of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
          SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).
          (b) If, with respect to any Eurodollar Rate Advances under any Facility, the Lenders owed at least 51% of the aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended and such Lenders have determined that the circumstances causing such suspension no longer exist and the Agent shall so notify the Borrower.
          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
          (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest

Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
          (f) If Moneyline Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances:
     (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,
     (ii) each outstanding Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
     (iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          SECTION 2.09. Optional Conversion of Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Lenders in accordance with their Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
          SECTION 2.10. Prepayments of Advances. The Borrower may, upon notice at least two Business Days prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 Noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

          SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be presumed correct for all purposes, absent manifest error.
          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or the issuance or maintenance of or participation in the Letters of Credit. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be presumed correct for all purposes, absent manifest error.
          (c) Notwithstanding anything to the contrary in this Section 2.11, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than ninety days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such ninety-day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

          SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
          (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be presumed correct for all purposes, absent manifest error.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.
          SECTION 2.14. Taxes. (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, imposed on such Lender or the Agent (as the case may be) as a result of a present or former connection between such Lender or the Agent and the jurisdiction of the governmental authority imposing such tax or any political subdivision thereof or taxing authority thereof or therein (other than any such connection arising solely from such Lender or the Agent having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any of the Notes) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
          (g) If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each

Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered provided further that, so long as the maturity of the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
          SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit A hereto, payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender.
          (b) The Register maintained by the Agent pursuant to Section 8.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
          (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
          SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for refinancing of the Prior Facility and for general corporate purposes of the Borrower and its Subsidiaries, including commercial paper backstop and acquisition financing.

          SECTION 2.18. Increase in the Aggregate Revolving Credit Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of at least $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $1,000,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date the conditions set forth in Section 3.02 shall have been satisfied.
          (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.
          (c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Assuming Lender, the Agent and the Borrower; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d) and in Section 3.02, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.
          (e) On the Increase Date, if any Advances are then outstanding, the Borrower shall borrow from all or certain of the Lenders and/or (subject to compliance by the Borrower with Section 8.04(c)) prepay Advances of all or certain of the Lenders such that, after giving effect thereto, the Advances (including, without limitation, the Types and Interest Periods thereof) shall be held by the Lenders (including for such purposes the Increasing Lenders and the Assuming Lenders) ratably in accordance with their respective Revolving Credit Commitments. On and after each Increase Date, the Ratable Share of each Lender’s participation in Letters of Credit and Advances from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.
          SECTION 2.19. Extension of Termination Date.
          (a) The Borrower may, by notice to the Agent (which shall promptly notify the Lenders) not less than 45 days and not more than 90 days prior to each of the first and second anniversaries of the Effective Date (each anniversary, an “Anniversary Date”), request that each Lender extend such Lender’s Termination Date to the date (the “New Termination Date”) that is one year after the then Termination Date. Each Lender, acting in its sole discretion, shall, by written notice to the Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Agent as to:
     (i) whether such Lender agrees to such extension of its Termination Date (each Lender so agreeing to such extension being an “Extending Lender”); and
     (ii) only if such Lender is an Extending Lender, whether such Lender also irrevocably offers to increase the amount of its Revolving Credit Commitment in connection with the replacement of one or more Non-Extending Lenders (each Lender so offering to increase its Revolving Credit Commitment being an “Increasing and Extending Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”).
Each Lender that determines not to extend its Termination Date (a “Non-Extending Lender”) shall notify the Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting the Borrower’s rights under Section 2.19(c)) shall have no liability to the Borrower in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender so to agree. The Agent shall notify the Borrower of each Lender’s determination under this Section 2.19(a) no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
     (b) (i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the Termination Date of each Lender shall be extended to the New Termination Date as provided in Section 2.19(b)(ii)(1), and the respective Revolving Credit Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.19.
     (ii) If and only if the sum of (x) the aggregate amount of the Revolving Credit Commitments of the Extending Lenders (that are not Increasing and Extending Lenders) plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing and Extending Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then total Revolving Credit Commitments, then:
     (1) effective as of the Consent Date, the Termination Date of each Extending Lender shall be extended to the New Termination Date;
     (2) the Borrower shall (so long as no Default shall have occurred and be continuing) have the right, but not the obligation, during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date to replace each Non-Extending Lender as a party to this Agreement in accordance with Section 2.19(c); and
     (3) the Agent shall notify the Issuing Banks of the New Termination Date and the Lenders whose Termination Dates are the New Termination Date, and each Issuing Bank, acting in its sole discretion, shall determine whether it shall elect to extend its Termination Date to the New Termination Date and shall so notify the Agent, at which time such Issuing Bank’s obligation to issue Letters of Credit pursuant to Section 2.03 shall be extended to the date that is 30 days prior to the New Termination Date.
     (iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.19(b) is satisfied, then neither the Termination Date nor the Commitment of any Lender will change pursuant to this Section 2.19 on such Consent Date, and the

Borrower will not have the right to take any of the actions specified in Section 2.19(b)(ii)(2).
          (c) Replacement by the Borrower of Non-Extending Lenders pursuant to Section 2.19(b)(ii)(2) shall be effected as follows (certain terms being used in this Section 2.19(c) having the meanings assigned to them in Section 2.19(d)) on the relevant Assignment Date:
     (i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Revolving Credit Commitments) hereunder and under the Notes;
     (ii) each Assignee shall pay to the Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Advances then held by the Assignors; and
     (iii) the Borrower shall pay to the Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Advances) then due and owing to the Assignors by the Borrower hereunder (including, without limitation, payments due such Assignors, if any, under Sections 2.11, 2.14 and 8.04).
The assignments provided for in this Section 2.19(c) shall be effected on the relevant Assignment Date in accordance with Section 8.07 and pursuant to one or more Assignments and Acceptances. After giving effect to such assignments, each Assignee shall have a Revolving Credit Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Revolving Credit Commitment) in an amount equal to the amount of its Assumed Commitment. Upon any such termination or assignment, each Assignor shall cease to be a party hereto to the extent of its assignment but shall continue to be obligated under Section 7.05 and be entitled to the benefits of Section 8.04, as well as to any fees and other amounts accrued for its account under Sections 2.04, 2.11 or 2.14 and not yet paid.
          (d) For purposes of this Section 2.19 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.19(b)(ii)(2).
          “Assignees” means, at any time, Increasing and Extending Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.
          “Assignment Date” means the relevant Anniversary Date or such earlier date as shall be acceptable to the Borrower, the relevant Assignors, the relevant Assignees and the Agent.

          “Assignors” means, at any time, the Non-Extending Lenders to be replaced by the Borrower pursuant to Section 2.19(b)(ii)(2).
          The “Assumed Commitment” of each Assignee shall be determined as follows:
          (a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing and Extending Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing and Extending Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing and Extending Lenders as then in effect; and (ii) no New Lender shall be entitled to become a Lender hereunder pursuant to Section 2.19(c) (and, accordingly, each New Lender shall have an Assumed Commitment of zero).
          (b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing and Extending Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing and Extending Lender shall be equal to such Increasing and Extending Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as the Borrower and the Agent may agree.
          (c) “Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.
          SECTION 2.20. Termination of Commitments under Prior Facility. Simultaneously with the Effective Date and the repayment of the loans under the Prior Facility, the Revolving Credit Commitments and the Term Loan Commitments (each as defined in the Prior Facility) shall be terminated in whole and replaced with the Revolving Credit Commitments of the Lenders hereunder.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
          (a) There shall have occurred no Material Adverse Change since December 31, 2006.
          (b) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
          (c) The Borrower, through the Agent, shall have notified the Agent and each Lender in writing as to the proposed Effective Date.
          (d) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent) that the Borrower is obligated to pay on or before the Effective Date pursuant to the terms of this Agreement.
          (e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, excluding however, representations and warranties made as of specified earlier date, which shall remain true and correct as of such earlier date; and
     (ii) No event has occurred and is continuing that constitutes a Default.
          (f) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:
     (i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.
     (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.
     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents.
     (iv) A favorable opinion of Thomas C. Zielinski, General Counsel of the Borrower, and a favorable opinion of Bass, Berry & Sims PLC, counsel for the Borrower, substantially in the form of Exhibits D-1 and D-2 hereto, respectively, and as to such other matters as any Lender through the Agent may reasonably request.
     (v) A favorable opinion of Chadbourne & Parke LLP, counsel for the Agent, in form and substance satisfactory to the Agent.
          (g) The required lenders pursuant to the Prior Facility shall have waived, pursuant to a waiver agreement reasonably satisfactory to the Agent and the Required Lenders,

the provisions of Sections 2.05 and 2.10 of the Prior Facility, to the extent that the same require prior notice of the termination and/or reduction of the commitments thereunder and/or prepayment of the advances outstanding thereunder and ratable reduction of such commitments and application of prepayments, in order to facilitate the termination of the commitments of any lender(s) under the Prior Facility to the extent that such commitments have not been superseded and replaced by the Commitments of such lender(s) under this Agreement, as more particularly provided in Section 3.01(h).
          (h) To the extent that the commitment(s) of any lender(s) under the Prior Facility have not been superseded and replaced by Commitment(s) of such lender(s) under this Agreement, such commitment(s) under the Prior Facility shall have been terminated simultaneously with the occurrence of the Effective Date, and the loans outstanding under the Prior Facility shall have been repaid or shall simultaneously be repaid or refinanced through a Borrowing hereunder.
          SECTION 3.02. Conditions Precedent to Each Borrowing, Letter of Credit Issuance and Commitment Increase.
          (a) The obligation of each Lender to make an Advance on the occasion of each Borrowing (other than pursuant to Section 2.03(c)), the obligation of each issuing Bank to issue, extend or renew a Letter of Credit and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance or the applicable Increase Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance, request for Commitment Increase and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance or such Increase Date such statements are true):
     (i) the representations and warranties contained in Section 4.01 (except, in the case of Borrowings or issuances, the representations set forth in the last sentence of subsection (e) thereof) are correct on and as of such date, before and after giving effect to such Borrowing, such issuance, such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, excluding, however, representations and warranties made as of specified earlier date, which shall remain true and correct as of such earlier date, and
     (ii) no event has occurred and is continuing, or would result from such Borrowing, such issuance, such Commitment Increase or from the application of the proceeds therefrom, that constitutes a Default; and
          (b) The Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
          SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s certificate of incorporation or by-laws or (ii) law or any material contractual restriction binding on or affecting the Borrower.
          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it, except for those authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.
          (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2007, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2007, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2006, there has been no Material Adverse Change.
          (f) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”)) or (ii) purports to materially and adversely affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no material adverse change in the status, or in the financial effect on the Borrower and its Subsidiaries taken as a whole, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
          (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System (the “Board”)), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of any Regulation of the Board, including Regulations T, U or X.
          (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          (i) Neither the Information Memorandum nor any other final written information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein, taken as a whole, not misleading. The projections and pro forma financial information contained in the material referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
          (j) Except as disclosed to the Agent by the Borrower in writing from time to time after the Closing Date, Schedule 4.01(j) sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of capital stock owned by any the Borrower and its Subsidiaries and whether such Subsidiary is an HMO Subsidiary or an Insurance Subsidiary.
          (k) The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary). No tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
ARTICLE V
COVENANTS OF THE BORROWER
          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with applicable requirements of ERISA, Environmental Laws, HIPAA, Medicaid Regulations, HMO Regulations, Insurance Regulations and the Patriot Act, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (i) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (ii) if a failure to pay or discharge the same, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, such insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.
          (d) Preservation of Corporate Existence, Etc. (i) Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its organizational existence and (ii) take, and cause each of its Subsidiaries to take, all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (including all licenses and certifications required pursuant to any HMO Regulations or Insurance Regulations, all certifications and authorizations necessary to ensure that each of the Borrower’s HMO

Subsidiaries and Insurance Subsidiaries is eligible for all reimbursements available under HMO Regulations and Insurance Regulations to the extent applicable to HMOs and insurance companies of their type and the products provided by them, and all material licenses, permits, authorizations and qualifications required under HMO Regulations and Insurance Regulations in connection with the ownership or operation of HMOs and insurance companies), except (x) in each case, as otherwise permitted by Section 5.02(b), (y) the Borrower may permit the dissolution and winding-up of any of its Subsidiaries if such Subsidiary has no material assets, engages in no material business and has no material activities other than activities related to the maintenance of its existence and good standing and (z) in the case of clause (i) above as to Subsidiaries and except in the case of clause (ii) above, to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (e) Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice and during normal business hours, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants. During the course of the aforementioned examinations, visits and discussions, representatives of the Agent and the Lenders may encounter individually identifiable healthcare information or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). Unless otherwise required by law, the Agent and the Lenders, and their respective representatives, shall not disclose, compile, aggregate, remove from the properties of the Borrower or any of its Subsidiaries or record in any manner any Confidential Healthcare Information, and shall not require the Borrower or any of its Subsidiaries to violate any laws, regulations or ordinances intended to protect the privacy rights of healthcare patients, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.
          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
          (g) Maintenance of Properties, Etc. Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than transactions that are not material to the Borrower and its Subsidiaries on a Consolidated basis and transactions between or among the Borrower and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

          (i) Reporting Requirements. Furnish to the Lenders through the Agent:
     (i) as soon as available and in any event within 10 days after the date the Company is required to file its Form 10-Q with the Securities and Exchange Commission (taking into account any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision or otherwise), the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by a Responsible Officer as having been prepared in accordance with generally accepted accounting principles (it being understood that the Borrower’s obligations under this clause (i) shall be satisfied in respect of any fiscal quarter by delivery to the Agent in accordance with Section 8.02(b) within the time specified above of the Borrower’s quarterly report for such fiscal quarter on Form 10-Q as filed with the Securities and Exchange Commission) and certificates of a Responsible Officer as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;
     (ii) as soon as available and in any event within 10 days after the date the Company is required to file its Form 10-K with the Securities and Exchange Commission (taking into account any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision or otherwise), a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing (it being understood that the Borrower’s obligations under this clause (ii) shall be satisfied in respect of any fiscal year by delivery to the Agent in accordance with Section 8.02(b) within the time specified above of the Borrower’s annual report for such fiscal year on Form 10-K as filed with the Securities and Exchange Commission) and certificates of a Responsible Officer as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

     (iii) to the extent not otherwise provided in accordance with this Section 5.01(i), promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its security holders, and copies of all reports on Form 8-K and registration statements for the public offering (other than pursuant to employee Plans) of securities that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;
     (iv) notice of the occurrence of any Default;
     (v) [Reserved]
     (vi) notice of any litigation or proceeding affecting the Borrower or any of its Subsidiaries (A) in which the amount involved is $50,000,000 or more and not covered by insurance, (B) in which injunctive or similar relief is sought and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (C) that relates to this Agreement or any Note;
     (vii) notice of any ERISA Event;
     (viii) notice of any investigation by any governmental authority or the filing or commencement of any action, suit or proceeding by or before any arbitrator or governmental authority (including any HMO Regulator or Insurance Regulator) against or affecting the Borrower or any of its Subsidiaries, or any adverse change in the status of the matters referred to in Section 4.01(f), that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;
     (ix) notice of receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any notice of loss of licensure, loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority, or loss of any permit, authorization, accreditation, or qualification or any notice relating to the threatened loss of any of the foregoing, from any governmental authority, HMO Regulator or Insurance Regulator that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;
     (x) notice of receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any other deficiency notice, compliance order or adverse reports issued by any governmental authority, HMO Regulator, Insurance Regulator or private insurance company pursuant to a provider agreement that, if not promptly complied with or cured, could reasonably be expected to result in the suspension or forfeiture of any license, certification or licensure necessary for such Material HMO Subsidiary or Material Insurance Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any Material HMO Subsidiary or any Material Insurance Subsidiary and that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

     (xi) notice of receipt by the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary of any correspondence from any governmental authority, HMO Regulator or Insurance Regulator that asserts that the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary is not in substantial compliance with any HMO Regulation or Insurance Regulation or that threatens the taking of any action against the Borrower, any Material HMO Subsidiary or any Material Insurance Subsidiary under any HMO Regulation or any Insurance Regulation and that, individually or in the aggregate, had had, or could reasonably be expected to have, a Material Adverse Effect;
     (xii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
          Each notice pursuant clauses (iv) through (xiii) above shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the applicable Subsidiary proposes to take with respect thereto.
          (j) Use of Proceeds. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulations T, U and X. The proceeds of the Advances made under this Agreement may be used to repay the amounts outstanding under the Prior Facility and for general corporate purposes, including commercial paper backstop and acquisition financing.
          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
          (a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
     (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
     (iii) pledges or deposits in connection with the workers’ compensation, unemployment insurance and other social security legislation;
     (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (v) easements, reservations, rights-of-way, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (vi) Liens in existence on the date hereof listed on Schedule 5.02(a), securing Debt permitted by Section 5.02(d)(iii), provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Debt secured thereby is not increased;
     (vii) Liens securing Debt of the Borrower, or Debt of a Subsidiary incurred pursuant to Section 5.02(d) (iv), (x) to finance the acquisition of fixed or capital assets or (y) pursuant to a sale and leaseback transaction, provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets or such sale and leaseback transaction, as the case may be, (B) such Liens do not at any time encumber any property other than the property financed by such Debt and (C) the amount of Debt secured thereby is not increased;
     (viii) Liens created in connection with this Agreement to secure the Borrower’s obligations hereunder;
     (ix) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (x) Liens on property of a Person at the time such Person becomes a Subsidiary of the Borrower and securing Debt of such Person permitted under Section 5.02(d)(v); provided that any such Lien may not extend to any other property of the Borrower or any other Subsidiary of the Borrower that is not a direct Subsidiary of such Person; provided, further, that any such Lien shall not have been incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower;
     (xi) Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award, if (A) the time for appeal or petition for rehearing has not expired, an appeal or appropriate proceeding for review is being prosecuted in good faith and a stay of execution pending such appeal or proceeding for review has been secured, or (B) the underlying claim is fully covered by insurance, the insurer has acknowledged in writing its responsibility to pay such claim and no action has been taken to enforce such execution, attachment, garnishment, judgment or award; and
     (xii) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby does not at any one time exceed (as to the Borrower and all of its Subsidiaries) 10% of Consolidated Net Worth.
          (b) Mergers, Etc. Merge or consolidate with or into any Person except that (i) any Subsidiary of the Borrower may merge into the Borrower and (ii) any Person may merge into the Borrower so long as the Borrower is the surviving corporation; provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would otherwise result therefrom.
          (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
          (d) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:
     (i) Debt owed to the Borrower or to a wholly-owned Subsidiary of the Borrower,
     (ii) Guarantee Obligations in respect of obligations of any Subsidiary of the Borrower;
     (iii) Debt existing on the Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed except as permitted by clause (ii) above, as a result of or in connection with such extension, refunding or refinancing,
     (iv) Debt (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 5.02(a)(vii) in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;
     (v) Debt of a Subsidiary of the Borrower outstanding on the date on which such Subsidiary was acquired by the Borrower (other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Borrower or was otherwise acquired by the Borrower) in an aggregate amount (for all Subsidiaries) at any one time outstanding not to exceed 10% of Consolidated Net Worth; and
     (vi) additional Debt in an aggregate principal amount not to exceed 10% of Consolidated Net Worth at any one time outstanding.
          (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, all or substantially all of the Consolidated assets of the Borrower and its Subsidiaries, except dispositions by any Subsidiary to the Borrower or any other Subsidiary.
          (f) Change in Nature of Business. Enter into any material business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date hereof or that are reasonably related thereto.

          (g) Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (i) make payments in respect of any capital stock of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary of the Borrower, (ii) make loans or advances to, or other investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (A) any restrictions existing under this Agreement or the Indentures, (B) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the capital stock or assets of such Subsidiary, (C) any restrictions on a Subsidiary imposed by HMO Regulations, Insurance Regulations or other requirements of law, or any agreements entered into pursuant thereto, and (D) any restrictions applicable to a Person at the time such Person becomes a Subsidiary of the Borrower, provided that any such restriction shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower.
          SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not permit, as of the last day of any period of four consecutive fiscal quarters of the Borrower, the Consolidated Leverage Ratio to exceed 3.00 to 1.00.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or
          (b) Any representation or warranty made by the Borrower herein or by the Borrower in any certificate, document or financial or other statement furnished by it in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
          (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e), (h), (i) or (j), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to Debt in excess of the aforesaid threshold amount; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any Debt in excess of the aforesaid threshold amount shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
          (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
          (f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
          (g) (i) Any Person (other than the Borrower) or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by, or whose nomination for election is recommend by, a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or
          (h) The Borrower or any of its ERISA Affiliates shall incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or
          (i) the non-compliance by the Borrower or any of its Subsidiaries with any terms or provisions of any applicable HMO Regulation or Insurance Regulation pertaining to the fiscal soundness, solvency or financial condition of the Borrower or any of its Subsidiaries and such non-compliance shall not have been cured or waived within 30 days after the applicable statutory grace period (if any), if such non-compliance could reasonably be expected to have a Material Adverse Effect;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
          SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to Lenders having at least 51% of the Revolving Credit Commitments. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all

Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After (i) no Event of Default shall be continuing or (ii) all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower.
ARTICLE VII
THE AGENT
          SECTION 7.01. Authorization and Action. Each Lender (in its capacity as a Lender and an Issuing Bank, as applicable) hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
          SECTION 7.02. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier or telegram) believed by it to be genuine and signed or sent by the proper party or parties.
          SECTION 7.03. Citibank and Affiliates. With respect to its Commitments, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Borrower or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
          SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
          SECTION 7.05. Indemnification. (a) Each Lender agrees to indemnify the Agent (to the extent not promptly reimbursed by the Borrower and without limiting any obligation of the Borrower to do so) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent in its capacity as such under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05(a) applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

          (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Borrower and without limiting any obligation of the Borrower to do so) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank in its capacity as such hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.
          (c) The failure of any Lender to reimburse the Agent or the Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent or the Issuing Bank as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or the Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or an Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, which shall be subject to the Borrower’s approval (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and which shall be subject to the Borrower’s approval (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither the documentation agent nor any other Lender designated as any “agent” on the cover or signature pages hereof has any liability hereunder other than in its capacity as a Lender.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and (with respect to amendments) the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders (including as set forth in the definition of Required Lenders), that shall be required for the Lenders or any of them to take any action hereunder or (iii) amend this Section 8.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender that is directly affected by such amendment, waiver or consent, (i) other than as provided in Sections 2.18 or 2.19, increase any Commitment of such Lender (ii) reduce or forgive the principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder to such Lender or (iv) change Section 2.13(a) or 2.15 or the definition of Ratable Share in a manner that would alter the ratable sharing of payments; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks under this Agreement.
          In addition, notwithstanding the foregoing, the consent of a Lender to an amendment (or amendment and restatement) of this Agreement shall not be required if, upon giving effect to such amendment (or amendment and restatement), such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), the Revolving Commitment of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such amendment or amendment and restatement), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.
          SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied, telegraphed or delivered or (y) communicated as and to the extent set forth in Section 8.02(b) and in the proviso to this Section 8.02(a), addressed as follows: if to the Borrower, at its address at 6705 Rockledge Drive, Suite 800, Bethesda, Maryland 20817,

Attention: Chief Financial Officer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iii) shall be delivered to the Agent as specified in Section 8.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier or e-mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
          (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iii) shall be either (x) delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com or (y) deemed to have been delivered when the Borrower provides notice to the Agent by e-mail at oploanswebadmin@citigroup.com that such materials are posted on the SEC’s website at www.sec.gov. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
          SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses (subject to any limitations thereon previously agreed by the Borrower and the Agent) and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).
          (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances. The Borrower further agrees to pay any civil penalty or fine assessed by OFAC against the Agent or any Lender and all reasonable costs and expenses

(including, without limitation, reasonable counsel fees and expenses) incurred in connection with the defense thereof, as a result of conduct by the Borrower that violates a sanction enforced by OFAC.
          (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance (but without duplication of any obligation of the Borrower under Section 2.11 or any other provision of this Agreement).
          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
          SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
          SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the

Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
          SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.11 or 2.14 or a suspension of Eurodollar Rate Advances pursuant to Section 2.12 and only if no Event of Default has occurred and is continuing) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it, its participations in Letters of Credit and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of the Facilities so assigned, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless the Borrower and the Agent otherwise agree, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received, as consideration for such assignment, one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment other than the Borrower, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an

Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
          (d) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder subject to such participation, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrower received by it from such Lender.
          (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (h) Notwithstanding anything to the contrary contained herein, if at any time any Lender that is also an Issuing Bank assigns all of its Revolving Credit Commitment and Advances pursuant to subsection (a) above, such Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as Issuing Bank. If any such Lender resigns as Issuing Bank, it shall retain all the rights and obligations of an Issuing Bank hereunder with respect to all Letters of Credit issued by it in such capacity outstanding as of the effective date of its resignation as Issuing Bank (including the right to require the Lenders to make Advances or fund participations in respect thereof pursuant to Section 2.03(b)).
          SECTION 8.08. Confidentiality. Each of the Agent, the Lenders and each Issuing Bank agrees to maintain the confidentiality of the Borrower Information (as defined below), except that Borrower Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives on a “need to know basis” (it being understood that the

Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.08, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency in connection with the rating of the Borrower or its obligations, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Borrower Information (x) becomes publicly available other than as a result of a breach of this Section 8.08 or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
          For purposes of this Section 8.08, “Borrower Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Borrower Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Borrower Information as such Person would accord to its own confidential information.
          SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          SECTION 8.12. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.
          SECTION 8.13. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 8.14. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COVENTRY HEALTH CARE, INC.
By:	/s/ Shawn M. Guertin
	Name:	Shawn M. Guertin
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

CITIBANK, N.A., as Agent
By:	/s/ Peter Kettle
Name: Peter Kettle
	Title:	Director

Lenders CITIBANK, N.A.
By:	/s/ Peter Kettle
	Name:	Peter Kettle
	Title:	Director

JP MORGAN CHASE BANK, N.A.
By:	/s/ Jules Panno
	Name:	Jules Panno
	Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ Gabriela B. Millhorn
	Name:	Gabriela B. Millhorn
	Title:	Senior Vice President

BANK HAPOALIM B.M.
By:	/s/ Helen Gateson
	Name:	Helen Gateson
	Title:	Vice President

By:	/s/ Charles McLaughlin
	Name:	Charles McLaughlin
	Title:	Senior Vice President

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH.
By:	/s/ Jim C.Y. Chen
	Name:	Jim C.Y. Chen
	Title:	Vice President & General Manager

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Frederick W. Laird
	Name:	Frederick W. Laird
	Title:	Managing Director

By:	/s/ Heidi Sandquist
	Name:	Heidi Sandquist
	Title:	Vice President

E. SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH
By:	/s/ Benjamin Lin
	Name:	Benjamin Lin
	Title:	EVP & General Manager

FIFTH THIRD BANK
By:	/s/ Matthew D. Mazza
	Name:	Matthew D. Mazza
	Title:	Vice President

FIRST NATIONAL BANK OF OMAHA
By:	/s/ Marc T. Wisdom
	Name:	Marc T. Wisdom
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.
By:	/s/ Ahava Schwager
	Name:	Ahava Schwager
	Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Iain Stewart
	Name:	Iain Stewart
	Title:	Managing Director

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Michael Tschida
	Name:	Michael Tschida
	Title:	Vice President

U.S. BANK, N.A.
By:	/s/ S.W. Choppin
	Name:	S.W. Choppin
	Title:	S.V.P.

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Robert G. McGill, Jr.
	Name:	Robert G. McGill, Jr.
	Title:	Director

Initial Issuing Banks

CITIBANK, N.A.
By:	/s/ Peter Kettle
	Name:	Peter Kettle
	Title:	Director

BANK OF AMERICA, N.A.
By:	/s/ Amie L. Edwards
	Name:	Amie L. Edwards
	Title:	Vice President

SCHEDULE I
COVENTRY HEALTH CARE, INC.
CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

	Revolving Credit	Letter of Credit
Name of Initial Lender	Commitment	Commitment	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.	$50,000,000	$100,000,000	100 North Tryon Street Charlotte, NC 28255-0001 NC1.007.17.11	100 North Tryon Street Charlotte, NC 28255-0001 NC1.007.17.11

Bank Hapoalim B.M.	$15,000,000		1177 Avenue of the Americas New York, NY 10036	1177 Avenue of the Americas New York, NY 10036

Chang Hwa Commercial Bank, Ltd., New York Branch	$15,000,000		685 Third Ave., 29th Floor New York, NY 10017	685 Third Ave., 29th Floor New York, NY 10017

Citibank, N.A.	$140,000,000	$100,000,000	Two Penns Way New Castle, DE 19720 Attn: Bank Loan Syndications T: 302 894-6034 F: 212 994-0961	Two Penns Way New Castle, DE 19720 Attn: Bank Loan Syndications T: 302 894-6034 F: 212 994-0961

Deutsche Bank AG New York Branch	$80,000,000		Deutsche Bank AG New York Branch 100 Plaza One Jersey City, NJ 07311-3901	Deutsche Bank AG New York Branch 100 Plaza One Jersey City, NJ 07311-3901

	Revolving Credit	Letter of Credit
Name of Initial Lender	Commitment	Commitment	Domestic Lending Office	Eurodollar Lending Office
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$15,000,000		17700 Castleton Street, Suite 500 City of Industry, CA 91748	17700 Castleton Street, Suite 500 City of Industry, CA 91748

Fifth Third Bank	$35,000,000		5050 Kingsley Drive Cinti, OH 45263 Mail Drop: 1MOC2B	5050 Kingsley Drive Cinti, OH 45263 Mail Drop: 1MOC2B

First National Bank of Omaha	$35,000,000		1620 Dodge Street Stop Code 1050 Omaha, NE 68197-1050	1620 Dodge Street Stop Code 1050 Omaha, NE 68197-1050

JPMorgan Chase Bank, N.A.	$140,000,000		300 South Riverside Plaza, 7th Floor Chicago, IL 60606 Attn: Martin Cattan T: 312-954-5099 F: 312-954-6207	300 South Riverside Plaza, 7th Floor Chicago, IL 60606 Attn: Martin Cattan T: 312-954-5099 F: 312-954-6207

Lehman Commercial Paper Inc.	$80,000,000		745 7th Avenue, 5th Floor New York, NY 10019	745 7th Avenue, 5th Floor New York, NY 10019

The Royal Bank of Scotland plc	$80,000,000	The Royal Bank of Scotland plc
101 Park Avenue, 6th Fl
New York, NY 10178
Credit Contact
Attn: Iain Stewart
T: 212-401-3606
F: 212-401-3456
Operations Contact
Attn: Claudia Ramirez
T: 212-401-3578
F: 212-401-1494	The Royal Bank of Scotland plc
101 Park Avenue, 6th Fl
New York, NY 10178
Credit Contact
Attn: Iain Stewart
T: 212-401-3606
F: 212-401-3456
Operations Contact
Attn: Claudia Ramirez
T: 212-401-3578
				F: 212-401-1494

Union Bank of California, N.A.	$55,000,000		1980 Saturn Street Monterey Park, CA 91754	1980 Saturn Street Monterey Park, CA 91754

	Revolving Credit	Letter of Credit
Name of Initial Lender	Commitment	Commitment	Domestic Lending Office	Eurodollar Lending Office
U.S. Bank, N.A.	$45,000,000		U.S. Bank 3rd Floor 150 4th Avenue North Nashville, TN 37219	U.S. Bank 1850 Osborn Avenue Oshkosh, WI 54902

Wachovia Bank, National Association	$65,000,000		Wachovia Bank, National Association 301 South Tryon Street Charlotte, NC 28288	Wachovia Bank, National Association 301 South Tryon Street Charlotte, NC 28288

Total:	$850,000,000	$100,000,000

SCHEDULE 2.01(b)
Existing Letters of Credit

	Expiration
Issuer	Date	Beneficiary	Amount
Bank of America, N.A.	6/30/2008	Banks Richmond L.P. care of Banks Brothers Corp.	2,500,000.00

Bank of America, N.A.	6/30/2008	New York State Elderly Pharmaceutical Ins. Coverage Program (EPIC)	5,000,000.00

Bank of America, N.A.	7/1/2008	The Travelers Indemnity Company	1,430,000.00

Bank of America, N.A.	7/1/2008	Liberty Mutual Insurance Company	650,000.00

Bank of America, N.A.	7/1/2008	Triple Crown Corp.	403,774.40

Bank of America, N.A.	12/31/2007	Metropolitan Life Insurance Company	1,800,000.00

Citibank, N.A.	6/30/2008	NY State Dept of Health	5,000,000.00

Citibank, N.A.	10/26/2007	The Travelers Indemnity Company	2,400,000.00

Citibank, N.A.	4/13/2008	Liberty Mutual Insurance Company	88,808.00

Schedule 4.01(c) — Required Authorizations and Approvals
None.

Schedule 4.01(f) — Disclosed Litigation
None.

Schedule 4.01(j) — Subsidiaries
Following are the Subsidiaries of Borrower (“Coventry”):

Name	Jurisdiction	% Ownership	HMO/Insurance
Coventry Financial Management Services, Inc.	Delaware	100% Coventry
Coventry Health Care of Delaware, Inc.	Delaware	100% Coventry	HMO
Coventry Health Care of Georgia, Inc.	Georgia	100% Coventry	HMO
Coventry Services Corporation	Delaware	100% Coventry
Coventry Health Care of Iowa, Inc.	Iowa	100% Coventry	HMO
Coventry Health Care of Nebraska, Inc.	Nebraska	100% Coventry	HMO
Coventry Health Care of Pennsylvania, Inc.	Pennsylvania	100% Coventry	HMO
Coventry Health Care of Louisiana, Inc.	Louisiana	100% Coventry	HMO
HealthAmerica Pennsylvania, Inc.	Pennsylvania	100% Coventry	HMO
HealthAssurance Pennsylvania, Inc.	Pennsylvania	100% Coventry	RANLI PPO
Coventry Prescription Management Services, Inc.	Nevada	100% Coventry
Coventry Health and Life Insurance Company	Delaware	100% Coventry	Indemnity
Coventry Health Care Investment Corporation	Delaware	100% Coventry
Southern Health Services, Inc.	Virginia	100% Coventry	HMO
CHC Casualty Risk Retention Group, Inc.	Vermont	100% Coventry	Reinsurance
CHC Cares, Inc.	Tennessee	100% Coventry
Coventry Transplant Network, Inc.	Delaware	100% Coventry
Group Health Plan, Inc.	Missouri	100% Coventry	HMO
HealthCare USA of Missouri, LLC	Missouri	100% Coventry	Medicaid HMO
SouthCare PPO, Inc.	Missouri	100% Coventry
Coventry Health Care of Kansas, Inc.	Kansas	100% Coventry	HMO
PersonalCare Insurance of Illinois, Inc.	Illinois	100% Coventry	HMO
OmniCare Health Plan, Inc.	Michigan	100% Coventry	Medicaid HMO
Coventry Management Services, Inc.	Pennsylvania	100% Coventry
Altius Health Plans Inc.	Utah	100% Coventry	HMO
Carelink Health Plans, Inc.	West Virginia	100% Coventry	HMO
Coventry Healthcare Management Corporation	Delaware	100% Coventry
HealthAssurance Financial Services, Inc.	Delaware	100% Coventry
WellPath Preferred Services, Inc.	North Carolina	100% Coventry
WellPath Select, Inc.	North Carolina	100% Coventry
WellPath of South Carolina, Inc.	South Carolina	100% Coventry
Coventry Health Care National Network, Inc.	Delaware	100% Coventry
Coventry Health Care National Accounts, Inc.	Delaware	100% Coventry
Coventry Product Services, Inc.	Delaware	100% Coventry
Coventry Health Care Workers Compensation,
Inc. (“CHCWC”)	Delaware	100% Coventry
Provider Synergies, LLC	Ohio	100% Coventry
FOCUS HealthCare Management, Inc. (“FOCUS”)	Tennessee	100% CHCWC
FHM Business Corporation	Delaware	100% FOCUS
First Script Network Services, Inc.	Nevada	100% CHCWC
MetraComp, Inc.	Connecticut	100% CHCWC
Medical Examinations of NY, P.C.	NY	100% Physician Owned-Controlled by Contract
First Health Group Corp. (“FHGC”)	Delaware	100% Coventry

Following are the subsidiaries of First Health Group Corp. (“FHGC”):

Name	Jurisdiction	% Ownership	HMO/Insurance
American Life and Health Insurance Company	Missouri	100% FHGC	Insurance
Cambridge Life Insurance Company	Missouri	100% FHGC	Insurance
First Health Insurance Services, Inc.	Illinois	100% FHGC
First Health Life & Health Insurance Company	Texas	100% FHGC	Insurance
First Health Strategies, Inc.	Delaware	100% FHGC
First Health Services Corporation (“FHSC”)	Virginia	100% FHGC
First Health Services of Florida, Inc.	Delaware	100% FHSC
First Health Services of Montana, Inc.	Delaware	100% FHSC
Health Care Management, Inc.	Delaware	100% FHSC
First Health Services of Arkansas, Inc.	Arkansas	100% FHSC
Claims Administration Corporation	Maryland	100% FHGC
FHC, Inc.	Canada	100% FHGC
First Health Priority Services, Inc.	California	100% FHGC

Schedule 5.02(a) — Existing Liens
None.

Schedule 5.02(d) — Existing Debt
None.

EXHIBIT A — FORM OF NOTE

U.S.$	Dated: , 200_
     FOR VALUE RECEIVED, the undersigned, COVENTRY HEALTH CARE, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Amended and Restated Credit Agreement dated as of July 11, 2007 among the Borrower, the Lender and certain other lenders parties thereto and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.
     The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

COVENTRY HEALTH CARE, INC.
By
Name:
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

		Amount of	Unpaid
	Amount of	Principal Paid	Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT B — FORM OF NOTICE OF
BORROWING
Citibank, N.A., as Agent
      for the Lenders parties
      to the Credit Agreement
      referred to below
      Two Penns Way
      New Castle, Delaware 19720
[Date]
          Attention: Bank Loan Syndications Department
     Ladies and Gentlemen:
          The undersigned, Coventry Health Care, Inc., refers to the Amended and Restated Credit Agreement, dated as of July 11, 2007 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
     (i) The Business Day of the Proposed Borrowing is                     , 200_.
     (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
     (iii) The aggregate amount of the Proposed Borrowing is $                    .
     [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___month[s].]
          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
     (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representation set forth in the last sentence of subsection (e) thereof) are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, excluding, however, representations and warranties made as of specified earlier date, which shall remain true and correct as of such earlier date; and
     (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours, COVENTRY HEALTH CARE, INC.
By
Name:
Title:

 2

EXHIBIT C — FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Amended and Restated Credit Agreement dated as of July 11, 2007 (as further amended or modified from time to time, the “Credit Agreement”) among Coventry Health Care, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement), certain agents, and Citibank, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
          The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement Facility on Schedule 1 hereto together with participations in Letters of Credit held by the Assignor on the date hereof excluding, however, the rights of the Assignor under Sections 2.11, 2.14 and 8.04 to the extent any claim thereunder relates to an event arising prior to the Effective Date. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Notes[, if any] held by the Assignor [and requests that the Agent exchange such Notes for new Notes payable to the order of [the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitments assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitments retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto].
          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.
          4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of recordation hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.
          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

2

Schedule 1
to
Assignment and Acceptance

Revolving Credit Facility
Percentage interest assigned:		%
Assignee’s Revolving Credit Commitment:	$
Aggregate outstanding principal amount of Advances assigned:	$
Principal amount of Note payable to Assignee:	$
Principal amount of Note payable to Assignor:	$

[NAME OF ASSIGNOR], as Assignor
By
Name:
Title:

Dated: , 200_ [NAME OF ASSIGNEE], as Assignee
By
Name:
Title:

Dated: , 200_ Domestic Lending Office: [Address] Eurodollar Lending Office: [Address]

Accepted [and Approved]** this ___day of , 200_ CITIBANK, N.A., as Agent
By
Name:
Title:

[Approved this ___day of , 200_ COVENTRY HEALTH CARE, INC.
By		]*
Name:
Title:

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

EXHIBIT D-1 — FORM OF
OPINION OF GENERAL COUNSEL
TO THE BORROWER
July 11, 2007
To the Lenders party to the Credit Agreement and
Citibank, N.A., as Agent
Ladies and Gentlemen:
          I am Senior Vice President and General Counsel of Coventry Health Care, Inc., a Delaware corporation (the “Company”), and I am providing this opinion letter to you pursuant to subsection 3.01(f)(iv) of that certain Amended and Restated Credit Agreement dated July 11, 2007, among the Company, certain Lenders and Citibank, N.A., as Agent for the Lenders (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein have the same meanings as in the Credit Agreement.
          In connection with this opinion, I have examined the Credit Agreement. I have also reviewed such corporate documents and records of the Company and of the Subsidiaries of the Company (the “Company Subsidiaries”), such certificates of public officials and such other matters as I have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, I have assumed the correctness of and relied upon statements and other representations of the Company and the officers thereof set forth in the Credit Agreement and in certificates provided pursuant to or in connection with the Credit Agreement or otherwise provided to me, and upon certificates of public officials, and I have made no independent inquiries or investigations.
          In making such examination and in expressing my opinion, I have assumed, without investigation or inquiry:
     (a) the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies and the legal capacity of all natural persons, and
     (b) the enforceability of all agreements against parties thereto other than the Company and the Company Subsidiaries, to the extent relevant to this opinion.
          Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, it is my opinion that there is not, to my knowledge, any pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries or its or their officers or property that is of a character that would be required to be disclosed pursuant to Section 4.01(f) of the Credit Agreement and that has not been so disclosed.
     The limitations inherent in the independent verification of factual matters and the character of determinations involved in the process of preparing the Credit Agreement are such that I have not verified and am not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Credit Agreement, except as otherwise stated in the immediately preceding paragraph.
          The law covered by the opinions expressed herein is limited to the federal law of the United States and the laws of the State of Pennsylvania.
          My opinion is rendered as of the date hereof and I assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.
          As used herein, “to my knowledge” and any similar phrase refers solely to my current, actual knowledge.
          The opinions rendered herein are solely for the benefit of the Agent, the Lenders and their respective successors and assigns in connection with the transactions that are the subject of the Credit Agreement, and this opinion letter may not be delivered to or relied upon by any other person nor quoted nor reproduced in any report or other document without my prior written consent; provided, however, that a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.
Very truly yours,
Thomas C. Zielinski
Senior Vice President and General Counsel

EXHIBIT D-2 — FORM OF
OPINION OF BASS, BERRY & SIMS PLC
July 11, 2007
To the Lenders party to the Credit Agreement, and
Citibank, N.A., as Agent
Ladies and Gentlemen:
          We have acted as counsel to Coventry Health Care, Inc., a Delaware corporation (the “Company”), in connection with the transactions that are the subject of that certain Amended and Restated Credit Agreement dated July 11, 2007, among the Company, certain Lenders and Citibank, N.A., as Agent for the Lenders (the “Credit Agreement”). This opinion letter is provided to you at the request of the Company pursuant to subsection 3.01(f)(iv) of the Credit Agreement. Capitalized terms used but not otherwise defined herein have the same meanings as in the Credit Agreement.
          We have examined the Credit Agreement and the Notes executed and delivered by the Company on the date hereof (collectively the “Loan Documents”; hereinafter, “Notes” shall mean and refer to the Notes executed and delivered by the Company on the date hereof). We have also reviewed such corporate records of the Company, such certificates of public officials and such other matters regarding the Company as we have deemed necessary or appropriate for purposes of this opinion letter. As to factual matters, we have assumed the correctness of and relied upon statements and other representations of the Company and the officers thereof set forth in the Credit Agreement and in certificates provided pursuant to or in connection with the Credit Agreement or otherwise provided to us, and upon certificates of public officials, and we have made no independent inquiries or investigations. For purposes of the opinions on the existence and good standing of the Company, we have relied solely upon a certificate of existence from the Delaware Secretary of State dated July ___, 2007.
          In making such examination and in expressing our opinions, we have assumed, without investigation or inquiry:
     (a) the due organization and existence of all parties to the Loan Documents, except to the extent that we express an opinion in Paragraph 1 below regarding the incorporation and existence of the Company,
     (b) the due authorization, execution and delivery of the Loan Documents by all parties thereto other than the Company,
     (c) that all parties to the Loan Documents have the legal right, power and authority to enter into the Loan Documents and to consummate the transactions contemplated thereby, except to the extent that we express an opinion in Paragraph 1 below regarding the corporate power and corporate authority of the Company, and

     (d) that all signatures on any executed documents furnished to us are genuine, all original documents submitted to us are authentic originals and all certified or other reproductions of documents submitted to us conform to the original documents.
          Based upon the foregoing and subject to the assumptions, limitations and qualifications herein set forth, we are of the opinion that:
          1. The Company is a duly incorporated and validly existing Delaware corporation, in good standing under the laws of Delaware. The Company has the necessary corporate power and corporate authority to execute and deliver the Credit Agreement and the Notes and to enter into and perform its obligations thereunder. The execution and delivery of the Credit Agreement and the Notes and the performance and observance of the provisions thereof have been properly authorized by all necessary corporate actions on the part of the Company.
          2. The Credit Agreement has been properly executed by the Company and, as executed and delivered, is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. The Notes have been properly executed by the Company and, as executed and delivered, are valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms.
          3. The execution and delivery by the Company of the Credit Agreement and the Notes, the consummation of the financing transaction that is the subject thereof and the borrowings by the Company in accordance with the Credit Agreement (a) will not violate the certificate of incorporation or bylaws of the Company, (b) are not prohibited by, and will not subject the Company, the Agent or any Lender to any fine, penalty or similar sanction under, any federal, Tennessee or Delaware statute or regulation (including but not limited to Regulation X of the Board of Governors of the Federal Reserve System) or, to our knowledge, any order of any court, arbitrator or regulatory authority having jurisdiction over the Company, and (c) will not constitute a breach of or a default under, or result in the imposition of a Lien on any properties of the Company under, any of the Indentures identified on Annex 1 hereto. Please note, however, that the incurrence of indebtedness under the Credit Agreement and the Notes in excess of the unused amounts permitted by Subsections 4.08(2)(b), (k) and (m) of the 2005 Indentures would require compliance with Subsection 4.08(1) of the 2005 Indentures.
          4. No authorization, consent, approval or other action by or filing with any federal, Tennessee or Delaware governmental authority is required for the execution and delivery by the Company of the Credit Agreement and the Notes, the consummation of the financing transaction that is the subject thereof, borrowings by the Company thereunder or the performance by the Company of its payment obligations thereunder.
          We express no opinion as to the enforceability of the choice of law provisions contained in the Credit Agreement under the laws of New York or Tennessee, nor, assuming such provisions would be enforceable under the choice-of-law principles of New York and Tennessee, do we state any opinion as to the enforceability of the Credit Agreement or the Notes under the internal laws of New York. Notwithstanding the foregoing, you have requested us to examine the Credit Agreement and the Notes and provide you with the opinions set forth herein assuming, solely for purposes of such opinions, that the internal laws of Tennessee would govern them. If the Credit Agreement and the Notes were to be governed by the internal laws of Tennessee, our opinions would be as set forth herein. We note that if a court of competent jurisdiction determines one or more of the Credit Agreement and the Notes to be unenforceable under the laws of New York, then such document(s) may not be enforced by Tennessee courts under applicable Tennessee conflict of law principles.
          The opinions expressed herein are limited to the laws of Tennessee, the Delaware General Corporation Law and the federal laws of the United States of America.
          The opinions expressed herein are qualified as follows:
     (a) The validity, binding nature and enforceability of any liability, obligation, instrument, document or agreement are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar federal and state laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity, whether applied in a proceeding at law or in equity, which may, among other things, limit the ability of the Agent or the Lenders to accelerate the maturity of the Company’s obligations under the Credit Agreement and the Notes on the basis of an immaterial breach of a provision of the Loan Documents, or limit the availability of equitable remedies (including but not limited to the remedy of specific performance).
     (b) We express no opinion with respect to the effect of any provision of the Loan Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law.
     (c) We express no opinion with respect to the effect of any provision of the Loan Documents imposing penalties or forfeitures.
     (d) We express no opinion with respect to the enforceability of any provision of any of the Loan Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations.
     (e) We express no opinion with respect to the effect of any provision of the Loan Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.
     (f) We express no opinion with respect to compliance or the effects of noncompliance with laws governing usury, interest or loan charges.
     (g) We express no opinion as to the authorization of (i) any Commitment Increase, (ii) any instrument or agreement between or among the Company, the Agent and any of the Lenders to effectuate a Commitment Increase or (iii) any Borrowing or other extension of credit under the Credit Agreement that requires utilization of a Commitment Increase.
     (h) We express no opinion with respect to compliance or the effects of noncompliance with financial covenants or ratios or with respect to any other matter that would require us to perform a mathematical calculation or to make a financial or accounting determination.
          Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
          As used herein, “knowledge”, “known to us”, “to our knowledge” and any similar expression refer solely to the current, actual knowledge, acquired during the course of our representation of the Company, of those attorneys in this firm who have rendered legal services in connection with such representation.
          The opinions rendered herein are solely for the benefit of the Agent, the Lenders and their respective successors and assigns in connection with the transactions that are the subject of the Loan Documents, and this opinion letter may not be delivered to or relied upon by any other person nor quoted nor reproduced in any report or other document without our prior written consent; provided, however, that a copy of this opinion letter may be furnished to your regulators, accountants, attorneys and other professional advisors for the purpose of confirming its existence, and this opinion letter may be disclosed in connection with any legal or regulatory proceeding relating to the subject matter hereof.
Very truly yours,

Annex 1
Indentures
1.	Indenture dated as of January 28, 2005, between the Company and U.S. Bank National Association, successor to Wachovia Bank, National Association, as Trustee, relating to the Company’s 5 7/8% Senior Notes due 2012 ( the “5 7/8% 2005 Indenture”).

2.	Indenture dated as of January 28, 2005, between the Company and U.S. Bank National Association, successor to Wachovia Bank, National Association, as Trustee, relating to the Company’s 6 1/8% Senior Notes due 2015 ( the “6 1/8% 2005 Indenture” and, together with the 5 7/8% 2005 Indenture, the “2005 Indentures”).

3.	Indenture dated as of March 20, 2007, between the Company and The Bank of New York, as Trustee, relating to the Company’s 5.95% Senior Notes due 2017 (the “2007 Indenture”).

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